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                                                                     Exhibit 4.2

                             SUPPLEMENTAL INDENTURE

         SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of November 28, 2001, by and between Advance Auto Parts, Inc., a Delaware corporation ("Advance Auto Parts"), the successor corporation of Advance Holding Corporation, a Virginia corporation ("Holding"), and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York (the "Trustee"), as trustee under the Indenture (as defined below). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

         WHEREAS, pursuant to an Agreement and Plan of Merger dated as of August 7, 2001 (the "Merger Agreement"), among Holding and Advance Auto Parts, Holding will merge with and into Advance Auto Parts (the "Reincorporation Merger") with Advance Auto Parts continuing as the surviving corporation and each outstanding share of Holding common stock will be converted into one outstanding share of Advance Auto Parts common stock;

         WHEREAS, Holding has heretofore executed and delivered to the Trustee an indenture dated as of April 15, 1998 (the "Indenture") providing for the issuance of an aggregate principal amount of up to $112,000,000 of Holding's 12.875% Senior Discount Debentures due 2009 (the "Senior Discount Debentures");

         WHEREAS, Section 5.01 of the Indenture provides that Holding shall not consolidate or merge with or into another Person unless (i) Holding is the surviving corporation or the Person formed by or surviving any such consolidation or merger is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger assumes all the obligations of Holding under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately prior to and immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holding with or into a wholly owned subsidiary of Holding, the successor corporation at the time of such transaction, on a pro forma basis, would be permitted to incur at least $1.00 of additional Indebtedness;

         WHEREAS, upon execution and delivery of this Supplemental Indenture the Reincorporation Merger shall hereby satisfy the requirements of Section 5.01 of the Indenture;

         WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture by a successor corporation to provide for the assumption of Holding's obligation under the Notes and the Indenture in the case or a merger or consolidation pursuant to
Article 5 of the Indenture (as described above);

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     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Advance Auto Parts and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. ASSUMPTION OF OBLIGATIONS. Upon effectiveness of the Reincorporation Merger and concurrently herewith, Advance Auto Parts hereby assumes all of Holding's obligations under the Notes and the Indenture.

     3. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

     4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by Advance Auto Parts.





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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated:  November 28, 2001                   ADVANCE AUTO PARTS, INC.


                                            By:  /s/ Jimmie L. Wade
                                               ---------------------------------
                                                Jimmie L. Wade
                                                President and
                                                Chief Financial Officer

Dated:  November 28, 2001                   THE BANK OF NEW YORK,
                                            as Trustee

                                            By:  /s/ Louis P. Young
                                                --------------------------------
                                                Name:    Louis P. Young
                                                Title:   Authorized Signer
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